Exhibit 99.1

Pure Cycle Posts Strong Fiscal 2021 Financial Results

Denver, Colorado, November 9, 2021 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) posted net income of $20.1 million for its year ended August 31, 2021. Fiscal 2021 marked another positive year for Pure Cycle highlighted by the following:

➢	Substantially completed the first development phase at Sky Ranch – sold a total of 505 lots since 2018
➢	Commenced development on the first subphase of the second development phase at Sky Ranch – contracted for the sale of 804 lots that will be developed in four subphases
o	constructing 229 lots, of which we had the first closing on 152 lots generating $3.9 million in cash proceeds, with 67 lots being under finished lot agreements that will close in fiscal 2022
o	remaining 10 lots we will use in our single-family rental business
➢	Launched single-family rental division with the construction of three homes to be used for rentals
o	all three rental homes are occupied effective November 1, 2021 at rates above what we budgeted
➢	Recognized $2.8 million in revenues from oil and gas customers
➢	Recognized $21.8 million of combined project management revenue, interest income and other income from the recognition of reimbursable public improvements
➢	Recognized $5.2 million in tap fees

“We are pleased to have received our first milestone payments for lots in Phase 2 of Sky Ranch in fiscal 2021” commented Mark Harding, President of Pure Cycle. “Our second phase of Sky Ranch incorporates three development contracts, the first which is the largest, is our standard structure where we deliver lots pursuant to development agreements requiring milestone payments as construction progresses; the second is finished lot agreements where the builder makes a single payment at finished lot delivery; and the third is new where we retain the lots for use in our rental business. While COVID and supply chain disruption issues had some impact on starting our second phase, our contractors made great progress with the dirt and utility work so we can deliver lots for construction of model homes late in 2021 and meet our delivery obligations for our homebuilders next year. Since we started developing Sky Ranch, 464 or 92% of the first phase lots have purchased water and wastewater taps, totaling $14.0 million in tap fees. In addition, we are excited to bring our three houses to market for rentals, which were built on budget and are rented at prices above what we budgeted” concluded Mr. Harding.

Financial Highlights for 2021

Revenue – Total revenue was $17.1 million, comprised mainly of the following amounts:

➢	$5.8 million of recognized lot sales
➢	$5.2 million of tap fees
➢	$2.8 million from oil and gas operations, and
➢	$1.0 million from water and wastewater usage fees

Profitability – The $17.1 million of revenue generated $10.7 million of gross profit, which was then positively impacted by interest and other income resulting in the realization of $20.1 million of net income.

Working Capital – As of August 31, 2021, our working capital was $26.3 million, which includes cash of $20.1 million.

“In 2021 we determined, based on current facts and circumstances, it is probable the Sky Ranch Community Authority Board will be able to repay us for the advances we made to construct the public improvements at Sky Ranch. This not only resulted in the recording of more than $21.0 million of project management revenue and other income but we believe will better align the reporting of these costs with substance of the agreements with the Sky Ranch Community Authority Board. We continue to focus on developing the Sky Ranch community, and producing recurring revenues from our single-family rental business,” commented Kevin McNeill, Pure Cycle’s CFO. “We look forward to completing the first subphase of the second development phase at Sky Ranch and expanding our rental business over the coming years,” concluded Mr. McNeill.

Operational Summary

Water and wastewater resource development – Our wholesale water and wastewater service segment continues to grow as houses are closed at Sky Ranch and Wild Pointe and as irrigation and landscaping needs require higher water usage and improved industrial water sales. We delivered 258 million gallons of water during fiscal 2021, with approximately 26% of that delivered to Sky Ranch and Wild Pointe. As homes continue selling at Sky Ranch, we continue to collect water and wastewater taps fees and usage revenues, in fact during the twelve months ended August 31, 2021, we sold 163 water and wastewater taps at Sky Ranch for $5.2 million. We saw an increase in industrial water sales in fiscal 2021 compared to fiscal 2020.  Industrial water equated to 60% of the water delivered in 2021. Industrial water is the most variable of our water sales and is dependent on oil and gas production and demand.

Land development – With our initial development phase at Sky Ranch being completed nearly two years ahead of schedule and unavoidable delays in the permitting process for our next phase due to the continued impacts of COVID-19, our land development revenues and expenses decreased in fiscal 2021 compared to fiscal 2020, but overall the per lot sales prices increased substantially. Since we began developing Sky Ranch, through August 31, 2021, we have sold 657 lots between the first two phases, have another 652 lots under contract with homebuilders. We anticipate receiving the second milestone payment on the 152 lots delivered in the first subphase of the second development phase by the end of the first quarter of fiscal 2022, the final milestone payment for these 152 lots, and full payment for the 67 finished lots by the end of our fiscal 2022, generating $14.6 million in cash proceeds from lot sales. There are more than 360 homes occupied at Sky Ranch, with more than 100 homes actively under construction. Based on current sales levels, all the homes in the first phase are expected to be sold by the end of our second quarter of fiscal 2022.

Single-family rentals – In March 2021, we launched a new line of business, the single-family home rental business. During our first development phase of Sky Ranch, we retained ownership of four residential lots, on which we have completed three single family homes which we own and will maintain and have rented to qualified renters as of November 1, 2021. We contracted the construction of these homes to a reputable home builder. We intend to expand this line of business in our second development phase of Sky Ranch by building and renting homes on the 46 lots we retained out of the 850 lots planned for the second development phase. Grading and wet utilities on the first subphase of the second development phase of Sky Ranch are nearly complete, and once lots are complete, we look to partner with builders to construct our rental units.

Earnings Call Information

Pure Cycle will host a conference call on Tuesday, November 9, 2021, at 4:00PM Eastern (2:00PM Mountain) to discuss the financial results and answer questions. Call details are below. For the earnings call, Pure Cycle will post a detailed slide presentation on its website (www.purecyclewater.com), which provides an overview of Pure Cycle and presents summary financial results for the three and twelve months ended August 31, 2021.

When: 4:00 PM Eastern (2 PM Mountain) on November 9, 2021

Call in number: 888-506-0062 (no pass codes required)

International call in numbers: 973-528-0011 (no pass codes required)

Replay available until: Tuesday, November 23, 2021, 4:00 PM ET

Replay call in number: 877-481-4010, replay pass code: 43446

Event link: https://www.webcaster4.com/Webcast/Page/2247/43446

Company Information

Pure Cycle is a diversified water resource and land development company. At our core we are an innovative and vertically integrated wholesale water and wastewater service provider which also develops land we own into master planned communities, to which we will continue to provide water and wastewater services as well as operate long-term rental properties.

Additional information, including our recent press releases and SEC filings are available at www.purecyclewater.com, or you August contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or at info@purecyclewater.com. Also be sure to follow us on Twitter at @purecyclecorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will occur in the future, such as statements about the following: timing of development at Sky Ranch; rental timing for our single-family rental homes; and tap sales and home sales by our home builder customers.  The words “anticipate,” “likely,” “August,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially.  Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2021; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission.  Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.